Exhibit 3.1.2

Form of CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ATLANTIC ACQUISITION CORP.

(PURSUANT TO SECTION 242 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

Atlantic Acquisition Corp.., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:     That the Board of Directors of said corporation (the “Board”), adopted by unanimous written consent, a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

  RESOLVED, that the Certificate of Incorporation is hereby amended by striking Article FIRST thereof in its entirety and substituting in lieu thereof a new Article FIRST, which shall read in its entirety as follows:

FIRST: The name of the Corporation is HF Foods Group Inc.

SECOND:     This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

THIRD:         This amendment has been duly adopted by unanimous written consent of the Board and a vote of a majority of the holders of the issued and outstanding shares of common stock of the Corporation at a meeting duly held in accordance with the applicable provisions of Section 144 and 211 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Atlantic Acquisition Corp. has caused this certificate to be signed this 22 day of August, 2018.

/s/ Richard Xu
Richard Xu, Chief Executive Officer